UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2005

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On November 15, 2005, the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) amended the cash and equity compensation paid to nonemployee members of the Board.

The annual fee payable to each member of the Board was increased from $12,000 to $25,000. The Chairman of the Board will receive an additional annual fee of $20,000, the Chairmen of the Audit Committee and Compensation Committee will receive additional annual fees of $10,000 each, and the Chairman of the Nominating and Corporate Governance Committee will receive an additional annual fee of $5,000. Thus, the Chairman of the Board and the Chairmen of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee will receive aggregate annual fees of $45,000, $35,000, $35,000 and $30,000, respectively. The fee payable to Directors for attending a Board meeting was increased from $1,000 to $2,000 per meeting and the fee payable for attending a Committee meeting remained unchanged at $1,000 per meeting. Finally, the annual grant of stock options for the Chairman of the Board was decreased from 30,000 shares to 25,000 shares and the annual grant of stock options for all other nonemployee Directors was decreased from 20,000 shares to 15,000 shares per Director.

These changes were adopted by the Board to reflect the increased responsibilities of Directors and time requirements for service on the Board and to align the Company’s compensation practices with the levels of compensation paid to directors at other comparable public companies. The changes in cash compensation will take effect on January 1, 2006 and the changes to the equity compensation will take effect with the grant of stock options in respect of 2006, which is expected to occur in early 2007.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: November 18, 2005	By:	/S/ JACK E. JERRETT
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary